Exhibit 99.1

CONSENT OF ABG SUNDAL COLLIER ASA

We hereby consent to the inclusion of our independent statement to the Board of Directors of Songa Offshore SE as Annex C to, and reference thereto under certain headings in, Amendment No. 1 to the Registration Statement on Form S-4 of Transocean Ltd.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ABG SUNDAL COLLIER ASA

By:	/s/ ABG SUNDAL COLLIER ASA

Date: February 15, 2018